Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, California 94304

November 21, 2014

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, California 94358

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Ikanos Communications, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-199474) relating to the registration under the Securities Act of 1933 (the “Act”) of 144,925,083 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (the “Shares”), which Shares may be issued upon the exercise of non-transferrable subscription rights (the “Rights”) to be distributed by the Company without consideration in connection with a rights offering by the Company to its stockholders of record as of the close of business on September 26, 2014, the record date declared by the Board of Directors of the Company. (Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”)

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. On the basis of the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, if issued on the date hereof upon the exercise of Rights in accordance with the terms of the Rights, would be validly issued, fully paid and nonassessable.

2.	The Rights have been duly authorized and, when duly executed and delivered by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP